EXHIBIT 99.2

Transcript of Earnings Conference Call Held on March 1, 2007

SUSHENE LEITCH, DIRECTOR OF INVESTOR RELATIONS:

•                  Hello and welcome to 24/7 Real Media’s fourth quarter 2006 results conference call.  On the line today are Chairman and Chief Executive Officer David J. Moore and Chief Financial Officer and Chief Operating Officer Jonathan Hsu, as well as General Counsel Mark Moran.

Before we begin, the Company would like to remind you that:

1.               It will be making forward-looking statements regarding future events and future financial performance, during both the Company’s presentation and in response to questions asked during the Q&A that follows. The Company makes these statements as of March 1, 2007 and, except as required by law, disclaims any duty to update them.  You should be aware that actual events and results might be materially different from such forward-looking statements.  Please refer to the Company’s most recent 10-K and 10-Q for a discussion of risk factors that could materially affect the Company’s actual results.

2.               Throughout this conference call the Company may present both GAAP and non-GAAP financial measures. Non-GAAP financial measures, such as pro forma operating income, may exclude charges associated with amortization of intangible assets, stock-based compensation, depreciation and other charges.  A supplemental schedule to the Company’s earnings release provides a reconciliation of non-GAAP to GAAP historical financial measures.

3.               All non-GAAP financial measures are provided as a complement to the Company’s GAAP results and the Company encourages investors to carefully consider all GAAP measures before making an investment decision.

4.               You may find copies of the Company’s SEC filings, its earnings release, including a reconciliation of non-GAAP and GAAP financial measures, and a replay of the Web cast of this conference call at www.247realmedia.com.

At this time I’d like to turn the call over to David Moore, Chairman and CEO of 24/7 Real Media.  Dave, please go ahead.

DAVID MOORE, CHAIRMAN AND CEO:

•                  Good morning everyone.

•                  Once again, I am pleased to report another year of record financial and organizational growth for 24/7 Real Media.  Our operations are continuing to post sector-leading organic growth, and our strategic partnerships are laying the foundation for the years to come and ensuring 24/7 Real Media’s long-term relevancy.  We continue to be the only company in our sector to provide services to clients in each of the 10 largest digital advertising markets in the world.  This broad geographic exposure has allowed 24/7 Real Media to increasingly benefit from the strength of global digital marketing.

•                  In the fourth quarter, revenues surged 44% year-on-year to $60 million, an organic revenue acceleration unmatched by our peer group.

•                  For full-year 2006, revenue increased 43% year-over-year to exceed the $200 million mark.

•                  Pro forma operating income of $0.12 per share was at the high end of our earlier expectations for the quarter.  Full year 2006 pro forma operating income nearly doubled results from the prior year, coming in just under $20 million, an increase of 98%.

•                  Revenue contribution from our international operations was 61% for the fourth quarter, led by 42% year-over-year growth in the U.K. and 72% growth in Korea, our second and third largest markets, respectively.  This was complemented by continued strength across North America, our largest operating region.

•                  In Japan, our joint venture with Dentsu, K.K. 24-7 Search, performed exceptionally well in its first year of operations, as the largest online advertising market in Asia continues to show strength.

•                  Recent market reports indicate that, despite somewhat sluggish growth in the overall Japanese marketing environment, online advertising in Japan grew nearly 30% year-over-year in 2006.  This predominately reflected a broader adoption of paid search marketing among advertisers, and indicates a favorable environment for K.K. 24-7 Search as we move through 2007.

•                  In the next few weeks, we plan to announce the start of operations in the first of five additional regions we are addressing through our expanded partnership with Dentsu.  The search advertising markets in each of China, Korea, India, Taiwan and Thailand are poised for significant and long-term growth, and we expect to be established in all of these markets within the next year.  For each situation, and in close coordination with Dentsu’s corporate team, we will carefully evaluate the competitive landscape and market dynamics to decide upon a business model that best leverages the relative strengths of our combined technical and operational knowledge.

•                  Dentsu and 24/7 Real Media are committed to working closely together over the upcoming years to be the predominant market leader in the region.  We have been privileged to experience first-hand the market reach and leverage that Dentsu commands throughout Asia, and we share our partner’s long-term view of building sustainable value creation.

•                  In addition to sector-leading global expansion, in 2006, 24/7 Real Media continued to demonstrate technological innovation.  During the year, we issued significant new releases of our proprietary Open AdStream® ad management platform and our proprietary, award winning Decide DNA® search marketing technology.  These major releases strengthen our ability to deliver, target, measure and scale across all three of our business segments.

•                  Additionally, we continue to explore and engage the many possibilities developing in new and emerging delivery platforms, such as video and mobile.  Through 2006, we continued to increase the number of partners utilizing our technology to deliver and report on advertisements to mobile units.  Our SEM platform enables our advertiser clients to efficiently generate returns against mobile searches, one of the fast developing drivers of the broader paid search segment.

•                  As the digital marketing landscape continues to rapidly evolve, providing advertisers and consumers with creative and exciting new ways to engage and interact, we will work to ensure that our technologies remain at the forefront of innovation and application.

I’d now like to turn the call over to Jonathan Hsu, who will take you through the financial results for the quarter and the full year.  Jon…

JONATHAN HSU, CFO AND COO:

•                  Thanks Dave.  I want to thank all of you for joining us on the call.

•                  Q4 was an outstanding quarter for 24/7 Real Media, capping off another strong year.  I would like to reiterate our thanks to our employees, clients, partners, and shareholders for their continued support of our Company.

•                  Throughout 2006, 24/7 Real Media operations performed solidly.  We reported sequential and year-over-year organic growth rates that were highest in the sector.

•                  24/7 Real Media correctly made several key strategic decisions over the past several years that have set the foundation for long-term success and relevancy.

•                  Our unmatched international footprint, our global leadership in Search Engine Marketing, our strategic partnerships, and our focus on leading technologies, combined with strong operational execution, is our recipe for success.

•                  And now, let me provide details about 24/7 Real Media’s fourth quarter and full year performance.

•                  Total revenue for the fourth quarter of 2006 rose 44% to $60 million from the fourth quarter 2005 revenue of $41.7 million.

•                  Again, we have significantly grown pro forma operating income, generating $6.5 million in profit, or $0.12 per fully diluted share, compared to pro forma operating income of $4.0 million, or $0.08 per fully diluted share, for the fourth quarter of 2005.

•                  GAAP net loss for the fourth quarter of 2006 was $200,000, or $0.00 per share, compared with GAAP net income of $1.4 million, or $0.03 per share in the year-ago period.  The comparable figure for the fourth quarter of 2005, as disclosed under Statement of Financial Accounting Standards Number 123(R), is a GAAP net loss of $400,000, or $0.01 per share.

•                  For the full year ended December 31, 2006, revenue was $200.2 million, an increase of 43% over revenue of $139.8 million for 2005.  Our full year pro forma operating income for 2006 was $19.6 million or $0.36 per share, a 98% increase over the pro forma operating income of $9.9 million, or $0.20 per share, generated in the prior year.

•                  GAAP net loss for 2006 was $8.6 million, or $0.18 per share, as compared with break-even GAAP net income, or $0.00 per share, in 2005.  The figure for the full year 2005, as disclosed under Statement of Financial Accounting Standards Number 123(R), is a GAAP net loss of $6.0 million, or $0.13 per share.

•                  Moving to our business segments, Media Solutions revenue climbed 39% to $26.2 million in the fourth quarter of 2006 from $18.9 million in the same period of 2005.  Gross margins for the quarter were 32.2%.

•                  Search Solutions contributed $26 million to revenue in the fourth quarter of 2006, up 59% from $16.4 million in the same quarter of 2005.  Blended gross margins in this segment were 21.6%, with search gross profit dollars increasing 31% year-over-year to $5.6 million in the fourth quarter of 2006.

•                  Technology Solutions revenue growth maintained its above-market growth rate, rising 21% to $7.8 million in the fourth quarter of 2006, up from $6.5 million in the same quarter of 2005.  Gross margins for this segment have remained strong at 80.7% for the quarter.

•                  Cash flow from operations was a record $15.1 million for the full fiscal year, and we ended 2006 with a $59.4 million cash balance, an indication of the continued financial strength of the company.

•                  I would now like to provide some additional information relating to the existing joint venture in Japan, K.K. 24-7 Search, as well as the expanded, pan-Asia joint venture with Dentsu at this time.

•                  Results from K.K. 24-7 Search were within our enhanced expectation of $5 to $10 million in revenue for 2006, and the joint venture contributed an incremental penny per share to pro forma earnings for the year.  Gross profit dollars for the joint venture totaled $3.3 million for the full year 2006.

•                  As we have mentioned previously, under U.S. GAAP, the Japanese joint venture must recognize revenues from Dentsu clients on a net basis and revenues from its direct clients on a gross basis.  Because of this, we believe that gross profit, as a reasonable approximation of the fees generated and retained by the joint venture, is the most accurate and relevant metric for measuring the progress of this business.  Based on the current and anticipated pace of activity, we are expecting gross profit dollars for K.K. 24-7 Search to grow between 50% and 75% in 2007.

•                  Focusing now upon the expansion of our partnership announced late last year, I would like to provide some additional clarity regarding this structure and how it will be accounted for.  Dentsu and 24/7 Real Media are equal owners in a Netherlands-based holding company, Dentsu 24/7 Search Holdings.  This holding company will own individual operating companies incorporated in each of the regions identified for expansion.  This structure will provide the new venture with the necessary flexibility to adapt to the distinct and rapidly developing markets in each of these new areas of operation.  The establishment and commencement of business for the first such operating company will be announced prior to our next earnings call.

•                  It is important to note that due to the ownership structure of this new venture, under U.S. GAAP, 24/7 Real Media will not be consolidating the results of operations for these additional markets.

•                  Excluding Japan, spending on search advertising across Asia is expected to increase by more than 45% in 2007, driven predominately by the larger markets of South Korea and China.  In aggregate, the total market of $800 million projected for 2007 roughly equals the advertiser spend across Japanese search engines in 2006.  Through 2010, this market is expected to continue growing at an average annual rate exceeding 35%, as allocations between search and display advertising reach the parity witnessed in more mature markets such as the U.S.

•                  Given the projected opportunity in these new markets, during the first 12 months of operations, we anticipate that the new joint venture will manage between $5 million and $10 million of search spend.

•                  As with any new venture, these new operations are expected to require investment during the start-up phase.  However, due to Dentsu’s and 24/7 Real Media’s strength in the region, we expect that start-up costs during the first 12 months of operations will be minimal, totaling approximately $500,000.

•                  I would now like to provide company guidance for anticipated first quarter financial results, as well as updated guidance for full year 2007.

•                  For the first quarter of 2007, the company anticipates revenue of between $58 million and $59 million, the midpoint of which represents an increase of 36% over first quarter 2006 revenue of $42.9 million.  The Company expects pro forma operating income of $0.09 to $0.10 per share for the first quarter of 2007.

•                  For full year 2007, the company is raising previously-issued guidance and currently expects revenue of between $255 million and $265 million, the midpoint of which represents an increase of 30% from revenue of $200.2 million in 2006.

•                  The company expects full year diluted pro forma operating income of between $0.52 and $0.55 per share.

•                  We look forward to sharing our first quarter performance with you during our Q1 earnings call, expected to be held in early May 2007.

•                  I will now turn it back to Dave.

DAVID MOORE, CHAIRMAN AND CEO:

•                  Thank you, Jon.

•                  We will now open up the call to questions.

Q&A SESSION

DAVID MOORE, CHAIRMAN AND CEO — CLOSING

•                  Again, thank you for joining us this morning.  We are very excited about the continued strength of the global digital marketplace, and what it will bring for 24/7 Real Media over the years to come.  We feel that we have built a global footprint that puts us in the right place at the right time to benefit from the rising tides in nascent, fast-growing markets like the Asia-Pacific region, as well as the larger, more established markets around the globe.  We look forward to reporting what should be another terrific quarter during our next call in early May 2007.